UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (date of earliest event reported) – August 19, 2010

US Oncology Holdings, Inc.

US Oncology, Inc.

(Exact name of registrant as specified in its charter)

Delaware Delaware	333-144492 0-26190	20-0873619 84-1213501
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

10101 Woodloch Forest

The Woodlands, Texas 77380

(Address of principal executive offices including zip code)

(281) 863-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Directors or Certain Officers; Appointment of Certain Officers

(b)	On August 19, 2010, Michael A. Sicuro, Chief Financial Officer of each of US Oncology and US Oncology Holdings, Inc. (the “Companies”), informed the Companies of his intent to resign as Chief Financial Officer, effective August 27, 2010. Mr. Sicuro will remain an employee of the Companies through December 31, 2010, subject to extension.

(c)	Effective upon Mr. Sicuro’s resignation, David W. Young, who currently serves as the Senior Vice President of US Oncology’s BioPharmaceutical Solutions Group, has been appointed to serve as Interim Chief Financial Officer. Mr. Young has been with US Oncology in various operational and finance positions since 2005. Prior to joining US Oncology, he served as Senior Vice President of Finance at Coach USA and as a Senior Manager at Arthur Andersen. Mr. Young is a Certified Public Accountant.

(e)	In connection with his resignation as CFO, including in respect of any period during which he remains an employee of the Companies after August 27, 2010, Mr. Sicuro will receive a total of approximately $581,966 in cash from the Company, payable over a period of 13 months based upon (1) a prorated bonus for the period from January 1, 2010 through August 27, 2010, plus (2) an amount equal to Mr. Sicuro’s base salary for 13 months. In addition, Mr. Sicuro will be eligible to receive an additional bonus amount of up to $154,050 during 2011, based on bonuses paid to employees of the Companies generally. In addition, through September 27, 2011, Mr. Sicuro will be able to continue to participate in the Company’s health plans on terms similar to those offered to current employees of the Company

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 24, 2010

US ONCOLOGY HOLDINGS, INC. US ONCOLOGY, INC.

By:	Kevin F. Krenzke
Name:	Kevin F. Krenzke
Title:	Chief Accounting Officer